Exhibit 1

FOR IMMEDIATE RELEASE	7 April 2016

WPP PLC (“WPP”)

Notification of First Quarter Trading Statement

WPP will announce its First Quarter Trading Statement for the three months ended 31 March 2016 on Thursday, 28 April 2016.

Contact:
Feona McEwan, WPP Chris Wade, WPP	+44 (0)20 7408 2204

END